Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165248) of Sify Technologies Limited of our report dated November 26, 2010 with respect to the consolidated statement of balance sheet of MF Global Sify Securities India Private Limited and its subsidiaries at March 31, 2010 and 2009 and the related consolidated income statement, consolidated statements of comprehensive income, changes in equity and cash flow for each of the three years in the period ended March 31, 2010, which appears in this Annual Report on Form 20-F.
For Price Waterhouse
Firm Registration No.301112E
Place: Mumbai
November 26, 2010